                                                          Exhibit 23.1


                CONSENT OF INDEPENDENT
             CERTIFIED PUBLIC ACCOUNTANTS
-----------------------------------------------------

The Board of Directors
Mosaix, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-18577, 33-93948, 33-88544, 33-51620, 33-41199, 33-41197 and 33-36617) on
Form S-8 of Mosaix, Inc. and subsidiaries (the "Company") of our reports dated January 30, 1997, relating to the consolidated balance sheets of the Company as of December 31, 1996, and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1996, which reports are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



/s/ KPMG PEAT MARWICK LLP

Seattle, Washington
March 10, 1997